EXHIBIT 99.1

Fidelity National Financial, Inc. Names Thomas M. Hagerty to its Board of Directors

Jacksonville, Fla. — (January 25, 2005) — Fidelity National Financial, Inc. (NYSE:FNF), a Fortune 500 provider of products and outsourced services and solutions to financial institutions and the real estate industry, today announced the appointment of Thomas M. Hagerty to its Board of Directors.

     Mr. Hagerty is a Managing Director with Thomas H. Lee Partners, L.P., a Boston-based private investment firm. As a Managing Director, Mr. Hagerty is responsible for all aspects of the investment process, including finding investment opportunities, conducting due diligence, arranging acquisition financing, post closing managerial oversight and ultimate investment realization. A graduate of the University of Notre Dame and Harvard Business School, Mr. Hagerty is currently a director of several public companies, including MGIC, Inc. and Metris Companies.

     “We are fortunate to add someone with Tom’s vast experience to our Board of Directors,” said Chairman and Chief Executive Officer William P. Foley, II. “Tom’s background in financial services, specifically in mortgage banking and insurance, will be a great asset to the FNF Board of Directors and we look forward to the broad perspective that he can contribute to our Board.”

     Fidelity National Financial, Inc., number 262 on the Fortune 500, is a provider of products and outsourced services and solutions to financial institutions and the real estate industry. FNF had total revenue of more than $6.2 billion and earned more than $560 million for the first nine months of 2004, with cash flow from operations of more than $925 million for that same period. FNF is the nation’s largest title insurance company, with more than 30 percent national market share, and is also a provider of other specialty insurance products, including flood insurance, homeowners insurance and home warranty insurance. Through its subsidiary

Fidelity National Information Services, Inc. (“FIS”), the Company is a leading provider of technology solutions, processing services and information services to the financial services and real estate industries. FIS’ software processes nearly 50 percent of all U. S. residential mortgages, it has processing and technology relationships with 45 of the top 50 U.S. banks and more than 3,600 small and mid-sized U.S. financial institutions and it has clients in more than 50 countries who rely on its processing and outsourcing products and services. FIS also provides customized business process outsourcing related to aspects of the origination and management of mortgage loans to national lenders and servicers. FIS offers information services, including property data and real estate-related services that are used by lenders, mortgage investors and real estate professionals to complete residential real estate transactions throughout the U.S. More information about the FNF family of companies can be found at www.fnf.com and www.fidelityinfoservices.com.

     This press release contains statements related to future events and expectations and, as such, constitutes forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the company to be different from those expressed or implied above. The company expressly disclaims any duty to update or revise forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, the effect of governmental regulations, the economy, competition and other risks detailed from time to time in the “Management’s Discussion and Analysis” section of the company’s Form 10-K and other reports and filings with the Securities and Exchange Commission.

SOURCE: Fidelity National Financial, Inc.

CONTACT: Daniel Kennedy Murphy, Senior Vice President, Finance and Investor Relations, 904-854-8120, dkmurphy@fnf.com